EXHIBIT 4.2

WESTPORT
INNOVATIONS INC.

AMENDED AND RESTATED PERFORMANCE SHARE UNIT
PLAN

(Approved by the Shareholders of Westport Innovations Inc. on July 16, 2009)

Section 1.	The Plan

A performance share unit plan for executive officers, directors and key employees and contractors of Westport Innovations Inc. ("Westport") and its subsidiaries entitling participants to acquire fully paid common shares of Westport is hereby established on the terms and conditions set out below.

Section 2.	Objectives

The objectives of this Plan are to:

(a)	conserve Westport’s cash reserves by providing equity incentives to the Participants that would otherwise be payable in cash;

(b)	ensure that the overall compensation for Westport executive officers, directors and key employees is competitive with Westport’s peers and industry participants; and

(c)	increase Westport share ownership by Westport directors, executive officers and key employees to better align the interests of these individuals with Westport shareholders.

Section 3.	Definitions

In this Plan, unless the context otherwise requires:

"Blackout Period" has the meaning ascribed thereto in Section 7(e) hereof;

"Board" means the board of directors of Westport, and if the Board has delegated the administration of this Plan to the Committee, the term "Board" shall include the Committee;

“Code” shall mean the United States Internal Revenue Code of 1986 as amended;

"Committee" means the human resources and compensation committee of the Board or such other committee of the Board to which the Board may from time to time delegate the administration of this Plan;

"Common Shares" means the common shares of Westport as constituted on the Effective Date and any other shares of Westport into which the Common Shares may be subdivided, consolidated, reclassified or changed;

"Effective Date" means July, 20, 2006;

"Grant Date" means the date of grant of any particular Unit as set forth in this Plan;

"Insider" means:

(a)	an insider as defined in the Securities Act (British Columbia), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(b)	an associate (as defined in the Securities Act (British Columbia)) of any person who is an Insider by virtue of (a) above;

"Option Plan" means the stock option plan of Westport approved by Westport's board of directors and shareholders from time to time;

"Participant" means any employee, contractor, director or executive officer of Westport or a Subsidiary who is selected by the Board to participate in this Plan and is granted Units under this Plan;

"Plan" means this performance share unit plan of Westport as amended from time to time;

"Revised Expiry Date" has the meaning ascribed thereto in Section 7(e) hereof;

"Subsidiary" means any business entity in which Westport, directly or indirectly, owns fifty (50%) percent or more of the total combined voting power of all classes of shares or other equity interests;

"Unit" means a performance share unit granted to a Participant pursuant to this Plan entitling the Participant, subject to the terms and conditions of this Plan and the Unit Agreement, to receive one Common Share; and

"Unit Agreement" means the agreement between Westport and the Participant dated the Grant Date setting forth the terms and conditions of the Units granted to the Participant on that date.

In this Plan, whenever the context so requires, the masculine gender includes the feminine and singular number includes the plural.

Section 4.	Administration

(a)	Subject to the terms and conditions of this Plan, the Board shall have the sole and complete authority to:

(i)	select Participants;

(ii)	grant Units in such numbers and to such Participants as it shall determine;

(iii)
impose such limitations, restrictions, vesting periods and conditions upon such grants of Units as it shall deem appropriate, including the annual establishment of any vesting terms in respect of Units to be granted;

(iv)
construe and interpret this Plan and Unit Agreements, and adopt, amend and restate administrative guidelines and other rules and regulations relating to this Plan and Unit Agreements, as it deems appropriate; and

(v)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

All calculations, determinations, interpretations and actions made, taken or approved by the Board shall be conclusive and binding upon Westport and all Participants and their beneficiaries and legal representatives.

(b)
To the extent permitted by law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under this Plan and may further delegate the day-to-day administration of this Plan to a Plan administrator for such remuneration and on such other terms and conditions as the Board considers appropriate.

(c)	Wherever the Board is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" shall mean the sole and absolute discretion of the Board.

(d)
All actions and determinations (including any omissions with respect to the foregoing) which are taken or made in good faith by the Board or, if so delegated, by the Committee or a Plan administrator, shall not subject Westport or any member of the Board to any liability whatsoever to the Participants or their beneficiaries and legal representatives.

Section 5.	Effective Date and Shares Subject to this Plan

(a)	This Plan, as amended from time to time, shall be effective on the Effective Date.

(b)
The maximum number of Common Shares which may be issued from treasury in respect of Units granted under this Plan shall be fixed at 2,142,856.  This prescribed maximum may be increased from time to time by the Board to any other specific amount, subject to applicable securities laws and obtaining shareholder approval and all necessary stock exchange approvals.  Although it is the initial intent of the Board to issue Common Shares from treasury upon the exercise of outstanding Units, the Board shall also have the discretion to purchase Common Shares in the public market to satisfy Westport’s obligations hereunder if it so chooses, and in that event, such Common Shares purchased shall not be included in the calculation of the maximum number of Common Shares which may be issued under  this Plan.

Section 6.	Selection of Participants

(a)
The Board may from time to time, in its discretion and having regard to any recommendations received from the Committee, select any Participant to participate in this Plan and grant Units to such Participant upon such terms, conditions and limitations as the Board may determine, in accordance with the terms, conditions and limitations set forth in this Plan.

(b)
As a condition of becoming a Participant, each Participant will agree to comply with all relevant laws, rules and regulations and to furnish to Westport all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

Section 7.	Issuance and Exercise of Units

(a)	Units may be granted pursuant to this Plan for any of the following purposes:

(i)	in accordance with Westport’s compensation and bonus plans and arrangements;

(ii)	to enable Westport to attract key employees by issuing Units as a signing bonus; or

(iii)	to enable Westport to settle contractual amounts payable as a result of termination or statutory severance payments owing to Participants.

(b)	No fractional Units shall be granted and no cash shall be paid at any time in lieu of any fractional Units.

(c)
No certificates shall be issued with respect to the Units.  Westport and each Participant shall execute a Unit Agreement with respect to each grant of Units confirming the number of Units, all terms and conditions in respect of the Units and such other matters as the Board may direct.

(d)	Subject to the following, the period during which a Unit may be exercised shall be determined by the Board at the time the Unit is granted, provided that:

(i)	no Unit shall be exercisable for a period exceeding ten (10) years from the Grant Date, plus any extension pursuant to Section 7(g);

(ii)	unless otherwise specifically indicated in the Unit Agreement, and subject to Section 7(g) hereof, Units shall be deemed exercised immediately on the vesting thereof; and

(iii)
The terms and conditions applicable to any grant of Units to a Participant who is subject to taxation under the Code, and that constitutes "deferred compensation", are subject to Section 409A of the Code and are intended to comply with Section 409A of the Code.  The terms of any such grant permitting deferral of payment, and where settlement is to be made by delivery of Common Shares, shall be subject to such requirements and shall be administered in such manner as the Committee may determine necessary or appropriate to comply with the applicable provisions of Code Section 409A as in effect from time to time.

(e)	Upon exercise or deemed exercise of a Unit settlement shall be made by delivery of one Common Share for each such Unit exercised as soon as reasonably practicable.

(f)
Within any one financial year period, the total value of Units granted to a non-executive director under this Plan or any other share compensation arrangement of Westport, as determined by the Board on the date of grant, shall not exceed an aggregate of $100,000.

(g)
Notwithstanding the foregoing provisions of this Section 7, unless otherwise determined by the Board, if any Unit granted hereunder is scheduled to automatically exercise or to expire and become unexercisable: (i) at a time when the holder of the Unit is subject to restrictions on trading of securities of Westport under a trading "blackout" established by Westport (pursuant to the Disclosure Policy of Westport then in effect or otherwise) (a "Blackout Period"); or (ii) within ten business days after the termination of a Blackout Period, the Unit will, notwithstanding the scheduled deemed exercise or expiry date of such Unit, be deemed exercised, or expire and become unexercisable, as applicable, as of the date that is 10 business days following the end of the applicable Blackout Period (the "Revised Expiry Date") and shall be exercisable by the holder at any time up to the applicable time on the Revised Expiry Date.

(h)
Westport may withhold or cause to be withheld from any amount payable to a Participant hereunder, whether by cash or issuance of Common Shares, such amount as may be necessary so as to ensure that Westport will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions.

Section 8.	Transferability

Units or any rights or interest of a Participant under this Plan may be assigned, encumbered or transferred  to the extent that such Units or rights pass to a beneficiary or legal representative upon the death of the Participant (whether by will or by the laws of succession and distribution). Units or any rights or interest of a Participant under this Plan may be assigned in accordance with and to the extent permitted by law or the rules of any applicable stock exchange or regulatory authority.

Section 9.	Adjustments

(a)
The existence of Units granted under this Plan shall not affect in any way the right or power of Westport or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in Westport's capital structure or business or any amalgamation, combination, merger, consolidation or spin out involving Westport or any of its assets or to create or issue any bonds, debentures, shares or other securities of Westport or the rights or conditions attaching thereto or to effect the dissolution or liquidation of Westport or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

(b)
The number of Units (and hence Common Shares subject to this Plan) may be adjusted as the Board in its discretion determines is appropriate on the occurrence of any of the events contemplated in Section 9(a).  In the event Westport is reorganized, merged, consolidated or amalgamated with another corporation, the Board shall make such provisions as it in its discretion determines is appropriate for the continuance of the Units then issued and outstanding pursuant to this Plan and to prevent their dilution or enlargement.

(c)
A decision of the Board in respect of any matters falling within the scope of this Agreement shall be final and without recourse on the part of any Participant, his or her legal representatives, provided any amendments without their consent shall not adversely affect or impair the value of any Units then held.

Section 10.	Amendment and Termination

(a)
Subject to section 10(b) below, the Board may amend this Plan in any respect without the approval of the shareholders of Westport and, without limiting the generality of the foregoing, the Board may make:

(i)	amendments of a technical, clerical or "housekeeping" nature, or to clarify any provision of this Plan;

(ii)	amendments providing for the termination or suspension of this Plan;

(iii)	amendments to respond to changes in legislation, regulations, stock exchange rules or accounting or auditing requirements;

(iv)	adjustments to outstanding Units in the event of certain transactions entered into by Westport;

(v)	amendments to the vesting provisions of any outstanding Units (including, without limitation, acceleration of vesting);

(vi)	amendments with respect to the method or manner of exercise of any Units;

(vii)
amendments to the termination provisions set out in this Plan or any outstanding Units, provided no such amendment may result in: (i) an extension of any outstanding Unit beyond 10 years from the original date of grant (without regard to extensions arising in respect of a Blackout Period); or (ii) the granting of a Unit with an expiry date later than 10 years from the date of grant (without regard to an extension of the Unit arising in respect of a Blackout Period); and

(viii)	adjustments to reflect stock splits, stock dividends or other alterations to the share capital of Westport.

(b)	Notwithstanding section 10(a) above, shareholder approval will be required in respect of any amendment of this Plan approved by the Board that:

(i)	increases the number of Common Shares reserved for issuance under this Plan;

(ii)	extends the term of a Unit beyond the maximum expiry date set out in the Plan (except where an expiry date would have fallen within a Blackout Period);

(iii)	extends eligibility to participate in the Plan to persons other than officers, directors, employees of Westport (or any affiliate) and consultants to Westport (or any affiliate);

(iv)	extends the total value of Units which may be granted to a nonexecutive director under this Plan or any other share compensation arrangement of Westport;

(v)	permits Units to be transferred, other than for normal estate settlement purposes or to an RRSP or similar plan;

(vi)	permits awards other than Units to be made under the Plan; or

(vii)	amends these amendment provisions of the Plan;

and no amendment of a nature referred to above in this section 10(b) shall take effect until approved by resolution of the shareholders of Westport passed by a simple majority of votes cast in person or by proxy at the applicable meeting of shareholders.

Section 11.	Miscellaneous Provisions

(a)	Except as specifically set out in this Plan, no Participant or other person shall have any claim or right to any Units under this Plan. Neither this Plan nor any action taken thereunder shall interfere with the right of the employer of a Participant to terminate his or her employment at any time.  The payment of any sum of money in lieu of notice of the termination of employment shall not be considered as extending the period of employment for the purposes of this Plan.

(b)	This Plan shall be construed in accordance with and governed by the laws of the Province of British Columbia.

(c)
Under no circumstances shall the Units be considered Common Shares, nor shall they entitle any Participant to the exercise of voting rights, or the exercise of any other rights attaching to the ownership of Common Shares.

(d)	Notwithstanding anything else contained in this Plan:

(i)	the number of Common Shares issued to Insiders under this Plan or any other Westport share compensation arrangement, within a one year period, shall not exceed 10% of the outstanding Common Shares;

(ii)
the number of Common Shares issued to any one Insider and such Insider’s associates (as that term is defined by the Securities Act (British Columbia) under this Plan or any other Westport share compensation arrangement, within a one year period, shall not exceed 5% of the outstanding Common Shares; and

(iii)	the number of Common Shares that may be issued under this Plan to the directors of Westport (other than directors who are also officers) will not exceed 200,000 Common Shares in the aggregate.

(iv)
the number of Common Shares reserved for issuance to Insiders under this Plan and any other share compensation arrangement of Westport, shall not exceed 10% of the total number of issued and outstanding Common Shares.